Exhibit 10.24

AMENDED AND RESTATED LOAN AGREEMENT

between

AMERICAN CRYSTAL SUGAR COMPANY,
as Borrower,

and

COBANK, ACB,
as Lender

July 31, 2006

i

Annexes
Annex I	Pricing Grid

Schedules
Schedule 3.l(a)	Landlord/Bailee Locations
Schedule 4.6	Litigation
Schedule 4.7	Environmental Matters
Schedule 4.18	Subsidiaries
Schedule 6.11	Existing Investments
Schedule 6.12	Existing Indebtedness
Schedule 6.13	Existing Liens
Schedule 6.14	Existing Contingent Obligations

Exhibits
Exhibit A-l	Form of Revolving Note
Exhibit A-2	Form of Term Note T01
Exhibit A-3	Form of Term Note T01NP
Exhibit A-4	Form of Term Note T06
Exhibit B	Borrowing Base Formula
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Bid Request

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Loan Agreement”), dated as of July 31, 2006, is by and between AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation (“Borrower”), and COBANK, ACB, a federally chartered instrumentality under the Farm Credit Act of 1971, as amended (“Lender”). This Loan Agreement amends and restates that certain Amended and Restated Master Loan Agreement dated as of July 21, 2003, which amended and restated that certain Master Loan Agreement dated as of March 31, 2000.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Adjusted LIBOR Rate”: With respect to each day, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the LIBOR Rate in effect on such day by 1.00 minus the LIBOR Reserve Percentage.

“Advance”: Any portion of the outstanding Loans as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. Subject to the terms and conditions hereof, an Advance may be a LIBOR Rate Advance, a Quoted Rate Advance or a Base Rate Advance.

“Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting Equity Interests of the Person referred to, (c) each Person, five percent or more of the voting Equity Interests (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Applicable Commitment Fee Percentage”: The Applicable Margin at which the Term Loan Commitment Fees accrue, as set forth and described in Annex I.

“Applicable Margin”: Subject to the last sentence of this definition, with respect to computation of the applicable interest rate or the Applicable Commitment Fee Percentage on Advances under the Term Loans, as the case may be, the margin payable by Borrower with respect thereto, as set forth and described in Annex I. The initial Applicable Margin shall be determined by reference to Borrower’s Compliance Certificate and related financial statements as of the Closing Date, and continuing each Fiscal Quarter thereafter, the Applicable Margin shall be determined by the Compliance Certificate required by Section 5.1 as of Borrower’s last Fiscal Quarter; provided, however, that any adjustment in the Applicable Margin shall not become effective until the Agent shall have received the Compliance Certificate and related financial statements relating to the last Fiscal Quarter end pursuant to Sections 5.1(c) and (d) hereof. If a Compliance Certificate and related financial statements of Borrower and a related certification of Borrower pursuant to Sections 5.1(c) and (d) necessary to establish the Applicable Margin hereunder are not received by the Agent on or prior to the date required pursuant to Sections 5.1(c) and (d) hereof, at the Lender’s sole discretion, the Applicable Margin shall be determined at the highest level described in Annex I and shall remain in effect until one Banking Day after such time as the required financial statements are received.

“Average Interest Expense”: Interest Expense for the most recent twelve (12) Fiscal Quarters, divided by four (4).

“Average Net Funds Generated”: The sum of the following for the most recent twelve (12) Fiscal Quarters, divided by four (4):

(a)                                  Unit retains, retained patronage, depreciation and amortization, net income from non-member business and member business tax timing differences; decrease in investments in other cooperatives (excluding Subsidiaries), and net revenue from sale of stock, minus

(b)                                 Increase in investments in other cooperatives (excluding Subsidiaries); net loss from non-member business and member business tax timing differences, provision for income tax, and members’ investment retirements.

“Banking Day”: Any day of the year on which commercial banks in New York, New York and Denver, Colorado are not required or authorized to close.

“Base Rate”: That rate in effect from day to day defined as the “prime rate” as published from time to time in the Eastern Edition of The Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks. If The Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Lender.

“Base Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Base Rate.

“Board”: The Board of Governors of the Federal Reserve System or any successor thereto.

“Borrower”: As defined in the opening paragraph hereof.

“Borrowing Base”: As determined in accordance with the formula set forth in Exhibit B hereto.

“Borrowing Base Certificate”: A certificate in the form of Exhibit C hereto.

“Borrowing Base Deficiency”: At the time of any determination, the amount, if any, by which Total Revolving Outstandings exceed the Borrowing Base.

“Broken Funding Surcharge”: As defined in Section 2.24.

“Capital Expenditures”: For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

“Capitalization”: The sum of shareholders’ equity and Indebtedness.

“Capitalization Ratio”: For any period of determination, the ratio of

(a)                                  long term debt in accordance with GAAP (excluding current maturities),

to

(b)                                 the sum of long term debt (excluding current maturities) plus equity, all in accordance with GAAP.

“Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Change of Control”: The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons acting in concert (other than the current holders of the Equity Interests of the Borrower) acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests of the Borrower representing 50% or more of the combined voting power of all Equity Interests of Borrower entitled to vote in the election of directors; or (b) any Person or two or more Persons acting in concert (other than the current holders of the Equity Interests of the Borrower) acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over Equity Interests of the Borrower representing 50% or more of the combined voting power of all Equity Interests of Borrower entitled to vote in the election of directors.

“Charges”: As defined in Section 8.18.

“Closing Date”: The date in the opening paragraph hereof.

“CoBank Equities”: As defined in Section 2.27.

“Code”: The Internal Revenue Code of 1986, as amended.

“Commitments”: The Revolving Loan, Term Loans and Existing Loans.

“Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Current Assets”: As of any date, the consolidated current assets of the Borrower, determined in accordance with GAAP.

“Current Liabilities”: As of any date, the consolidated current liabilities of the Borrower, determined in accordance with GAAP.

“Default”: The occurrence or existence of (a) an event which through the passage of time or the service of notice or both would (assuming no action is taken by the Borrower or any other Person to cure the same) mature into an Event of Default, (b) an event which requires neither the passage of time nor the service of notice to mature into an Event of Default, or (c) the occurrence of a breach or a default of any Material Indebtedness.

“Default Rate”: The rate that is equal to the Base Rate then in effect plus two percent (2%).

“Eligible Accounts Receivable:” Accounts Receivables of the Borrower and all Subsidiaries which: (1) arise from the sale and delivery of inventory on ordinary trade terms; (2) are evidenced by an invoice; (3) are net of any credit, trade or other allowance given to the account debtor; (4) are not owing by an account debtor who has become insolvent or is the subject of any bankruptcy, reorganization, liquidation or like proceeding; (5) are not subject to any offset or deduction; (6) are not owing by an affiliate of the Borrower; (7) are not owing by an obligor located outside of the U.S. unless the receivable is supported by a letter of credit issued by a bank acceptable to the Lender; and (8) are not government receivables. the above provisions notwithstanding, Accounts Receivables shall also exclude (i) any accounts that are past due more than 90 days, and (ii) any contra account regardless of the date.

“Eligible Net Inventory”: Inventory of the Borrower as determined on the basis of “Net Realizable Value,” less crop payments owing to members and non-members of the Borrower. “Net Realizable Value” is defined as the expected selling price of an inventory item less expected costs to complete and dispose, as determined in accordance with GAAP.

“Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Event of Default”: Any event described in Section 7.1.

“Existing Loans”: Existing Term Loan T03NP and Existing Term Loan T04.

“Existing Term Loan T03NP”: As defined in Section 2.2.

“Existing Term Loan T04”: As defined in Section 2.2.

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Banking Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Fiscal Quarter”: Each three (3) month period beginning on the first day of each September, December, March and June.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.

“Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such Person under any Equity Interests issued by such Person, and (1) all Contingent Obligations of such Person.

“Indemnitee”: As defined in Section 8.12.

“Intercreditor Agreement”: That certain Intercreditor and Collateral Agency Agreement dated as of September 15, 1998, by and among St. Paul Bank for Cooperatives, as Collateral

Agent, St. Paul Bank for Cooperatives, as Bank Lender, the Noteholders party thereto and the Additional Creditors party thereto.

“Interest Coverage Ratio”: For any period of determination, the ratio of

(a)                                  Average Net Funds Generated plus Average Interest Expense,

to

(b)                                 Average Interest Expense.

“Interest Expense”: For any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

“Interest Period”: With respect to each LIBOR Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one month, two months, three months, six months or one year thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided that:

(1)           Any Interest Period that would otherwise end on a day which is not a LIBOR Banking Day shall be extended to the next succeeding LIBOR Banking Day unless such LIBOR Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Banking Day;

(2)           Any Interest Period that begins on the last LIBOR Banking Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Banking Day of a calendar month; and

(3)           Any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Banking Day of a calendar month, then such Interest Period shall end on the last Banking Day of the calendar month in which such Interest Period is to end.

“Investment”: The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms, and Investments of less than $7,500,000), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Lender”: As defined in the opening paragraph hereof.

“Letter of Credit”: A Seasonal Letter of Credit, Term Letter of Credit, or both.

“Letter of Credit Fees”: As defined in Section 2.14(c).

“Leverage Ratio”: For any period of determination, the ratio of

(a)                                  Long term debt (excluding current maturities) calculated in accordance with GAAP plus or minus the difference between actual working capital and minimum Net Working Capital as required under Section 6.15, to

(b)                                 total members investments plus estimated unit retains and retained patronage.

“LIBOR Banking Day”: A Banking Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

“LIBOR Rate”: With respect to each Interest Period applicable to a LIBOR Rate Advance, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the next one hundredth of one percent) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on Telerate page 3750 as of 11:00 A.M., London time (or such other time as of which such rate appears) two LIBOR Banking Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Lender at such time based on such other published service of general application as shall be selected by the Lender for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Lender may determine the rate based on rates at which United States dollar deposits are offered to the Lender in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest

Period in an amount approximately equal to the Advance by the Lender to which such Interest Period is to apply (rounded upward, if necessary, to the next one hundredth of one percent). “Telerate page 3750” means the display designated as such on the Telerate reporting system operated by Telerate System Incorporated (or such other page as may replace page 3750 for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

“LIBOR Rate Advance”: An Advance with respect to which the interest rate is determined by applying the Adjusted LIBOR Rate.

“LIBOR Reserve Percentage”: As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Lender, in respect of “Eurocurrency Liabilities” as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Revolving Loans shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan”: The Revolving Loan, Term Loan T01, Term Loan T01NP or Term Loan T06 (collectively referred to as the “Loans”).

“Loan Documents”: This Agreement, the Notes, agreements evidencing the Existing Loans and the Security Documents.

“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which has materially and adversely affected (a) the financial condition or operations of the Borrower, (b) impair the ability of the Borrower to perform its obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of the Borrower under any Loan Document, or (d) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrower hereunder.

“Material Indebtedness”: Any contractual indebtedness of the Borrower existing at any time of $7,500,000 or more.

“Maximum Rate”: As defined in Section 8.18.

“Mortgage”: That certain Restated Mortgage and Security Agreement - Mortgage Short-Term Redemption dated as of September 15, 1998 from American Crystal Sugar Company to St. Paul Bank for Cooperatives (now known as CoBank as a result of merger), as Collateral Agent, which was recorded in Pembina County, North Dakota on September 23, 1998, Document No. 214908, Traill County, North Dakota on September 23, 1998, Document No. 149700, Clay County, Minnesota on September 23, 1998, Document No. 515813, and Polk County, Minnesota, on September 23, 1998, Document No. 563067, as amended by that certain Modification Agreement to Restated Mortgage and Security Agreement - Mortgage Short-Term Redemption, dated as of January 31, 2003, which was recorded in Pembina County, North Dakota on February 3, 2003, Document No. 224279, Traill County, North Dakota on February 3, 2003, Document No. 155874, Clay County, Minnesota on February 3, 2003, Document No. 572459, and Polk County, Minnesota on February 4, 2003, Document No. 600131, as further amended from time to time.

“Net Working Capital”: As of any date of determination, total Current Assets minus total Current Liabilities, on a consolidated basis, determined in accordance with GAAP, consistently applied.

“Note”: The Revolving Note, Term Note T01, Term Note T01NP or Term Note T06 (collectively referred to as the “Notes”).

“Obligations”: The Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Notes, Unpaid Drawings and Existing Loans when and as due, whether by acceleration or otherwise, and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

“Other Taxes”: As defined in Section 2.25(b).

“Participants”: As defined in Section 8.6(b).

“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of a Borrower.

“Prepayment Event”: Means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower, other than dispositions described in clauses (a), (b) and (c) of Section 6.2; or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower, but only to the extent that the net proceeds therefrom have not been applied, or committed pursuant to an agreement (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 180 days after such event.

“Quoted Rate”: The rate of interest quoted by the Lender in its sole discretion.

“Quoted Rate Offer”: A quote of a fixed interest rate per annum for maximum periods of one (1) day provided to Borrower by the Lender in its sole discretion following the receipt by the Lender of a Quoted Rate Request from Borrower.

“Quoted Rate Request”: A request by Borrower to the Lender for a Quoted Rate Offer.

“Regulatory Change”: Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

“Restricted Payments”: With respect to Borrower, collectively, (a) all dividends or other distributions of any nature (cash, Equity Interests, assets or otherwise), and all payments on any class of Equity Interests (including warrants, options or rights therefor) issued by the Borrower, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter, or (b) any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly (except for the annual revolvment of unit retains, or retained patronage which occurs in the ordinary course of business).

“Revolving Loan”: As defined in Section 2.1.

“Revolving Loan Amount”: An amount which shall not at any time be greater than Three Hundred Million Dollars ($300,000,000), as determined from time to time according to the terms of this Agreement.

“Revolving Loan Date”: The date of the making of any Revolving Loan Advance hereunder.

“Revolving Loan Fees”: As defined in Section 2.14(a).

“Revolving Note”: The promissory note of the Borrower in the form of Exhibit A-l hereto, evidencing the obligation of the Borrower to repay the Revolving Loan.

“Seasonal Letter of Credit”: An irrevocable letter of credit issued under the Revolving Loan pursuant to this Agreement of the account of Borrower.

“Seasonal Letter of Credit Commitment Amount”: Twenty Million Dollars ($20,000,000).

“Secured Obligations”: The Obligations, excluding the Revolving Note, Unpaid Drawings related to a Seasonal Letter of Credit, and all fees, including Revolving Loan Fees, associated therewith.

“Security Documents”: The Mortgage and each other agreement, document or instrument pursuant to which the Lender is granted a Lien to secure the Secured Obligations, as the same may be amended, supplemented, extended, restated or otherwise modified from time to time.

“Subordinated Debt”: Any interest bearing Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations.

“Subsidiary”: With respect to any Person, (a) any corporation in which such Person, directly or indirectly (i) owns more than 50% of the outstanding stock thereof, or (ii) has the power under ordinary circumstances to elect a majority of the directors thereof, or (b) any partnership, association, joint venture, limited liability company, or other unincorporated association or entity with respect to which such Person, directly or indirectly, owns an equity interest in an amount sufficient to control the management thereof. For purposes of this Loan Agreement, ProGold Limited Liability Company (“Progold”) (for as long as ProGold’s current lease with Cargill remains in effect) and Crystech, L.L.C. (“Crystech”) shall not be deemed a Subsidiary.

“Termination Date”: The earliest of (a) August 1, 2008, and (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof.

“Term Letter of Credit”: An irrevocable letter of credit issued under Term Loan T06 pursuant to this Agreement for the account of Borrower.

“Term Letter of Credit Commitment Amount”: Ten Million Dollars ($10,000,000).

“Term Loan”: The Term Loan T01, Term Loan T01NP or Term Loan T06 (collectively, the “Term Loans”).

‘Term Loan Availability Period”: The period beginning on the Closing Date to August 1, 2008.

“Term Loan Fees”: As defined in Section 2.14(a).

“Term Loan Maturity Date”: December 31, 2011.

“Term Loan T01”: As defined in Section 2.1.

“Term Loan T01 Amount”: An amount which shall not at any time be greater than Fifty-Eight Million Two Hundred Seventy-Six Thousand Seven Hundred Two Dollars ($58,276,702), as determined from time to time according to the terms of this Agreement.

“Term Loan T01NP Loan”: As defined in Section 2.1.

“Term Loan T01NP Amount”: An amount which shall not at any time be greater than Twenty-Five Million One Hundred Six Thousand Six Hundred Dollars ($25,106,600), as determined from time to time according to the terms of this Agreement.

“Term Loan T06”: As defined in Section 2.1.

“Term Loan T06 Amount”: An amount which shall not at any time be greater than Eighty-Five Million Dollars ($85,000,000), as determined from time to time according to the terms of this Agreement.

“Term Note T01”: The promissory note of the Borrower in the form of Exhibit A-2 hereto, evidencing the obligation of the Borrower to repay the Term Loan T01.

“Term Note T01NP”: The promissory note of the Borrower in the form of Exhibit A-3 hereto, evidencing the obligation of the Borrower to repay the Term Loan T01NP.

“Term Note T06”: The promissory note of the Borrower in the form of Exhibit A-4 hereto, evidencing the obligation of the Borrower to repay the Term Loan T06.

“Total Revolving Outstandings”: As of any date of determination, the sum of (a) the aggregate unpaid principal balance of the Revolving Loan outstanding on such date, (b) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date, and (c) the aggregate amount of Unpaid Drawings related to a Seasonal Letter of Credit on such date.

“Total Term Outstandings”: As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Term Loan T01, (b) the aggregate unpaid principal balance of Term Loan T01NP, (c) the aggregate unpaid principal balance of Term Loan T06, and (d) the aggregate amount of Unpaid Drawings related to a Term Letter of Credit on such date.

“Unpaid Drawing”: As defined in Section 2.12.

“Unused Revolving Loan Amount”: As of any date of determination, the amount by which the Revolving Loan Amount exceeds the Total Revolving Outstandings on such date.

“Unused Term Loan Amount”: As of any date of determination, the amount by which the Term Loan T01 Amount plus the Term Loan T01NP Amount plus the Term Loan T06 Amount exceeds the Total Term Outstandings.

“U.S. Taxes”: As defined in Section 2.25(e).

Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and Required Lender agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4 Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements, and shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Notes are irrevocably paid in full, all Letters of Credit have expired without renewal or been returned to the issuer, and the commitments of Lender to advance funds to the Borrower are terminated.

ARTICLE II
TERMS OF THE CREDIT FACILITIES

Section 2.1             Lending Commitments.

(a)           Revolving Loan. Subject to the terms and conditions hereof, the Lender agrees to make a revolving credit facility available to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the (i) Revolving Loan Amount, or (ii) the Borrowing Base. Revolving Loan Advances may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as LIBOR Rate Advances, Quoted Rate Advances or Base Rate Advances or any combination thereof; provided, however, that no more than five (5) LIBOR Rate Advances may be outstanding at any one time, and no more than ten (10) Quoted Rate Advances may be outstanding at any one time under the Revolving Loan.

(b)           Term Loan T01. Subject to the terms and conditions hereof, the Lender agrees to make a revolving term facility available to the Borrower, jointly and severally, on a revolving basis at any time and from time to time during the Term Loan T01 Availability Period, up to the Term Loan T01 Amount, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof. Term Loan T01 Advances may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as LIBOR Rate Advances, Quoted Rate Advances or Base Rate Advances or any combination thereof; provided, however, that no more than five (5) LIBOR Rate Advances may be outstanding at any one time, and no more than ten (10) Quoted Rate Advances may be outstanding at any one time under Term Loan T01.

(c)           Term Loan T01NP. Subject to the terms and conditions hereof, the Lender agrees to make a revolving term facility available to the Borrower, jointly and severally, on a revolving basis at any time and from time to time during the Term Loan T01NP Availability Period, up to the Term Loan T01NP Amount, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof. Term Loan T01NP Advances may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as LIBOR Rate Advances, Quoted Rate Advances or Base Rate Advances or any combination thereof; provided, however, that no more than five (5) LIBOR Rate Advances may be outstanding at any one time, and no more than ten (10) Quoted Rate Advances may be outstanding at any one time under Term Loan T01NP.

(d)           Term Loan T06. Subject to the terms and conditions hereof, the Lender agrees to make a revolving term facility available to the Borrower, jointly and severally, on a revolving basis at any time and from time to time during the Term Loan T06 Availability Period, up to the Term Loan T06 Amount, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof. Term Loan T06 Advances may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as LIBOR Rate Advances, Quoted Rate Advances or Base Rate Advances or any combination thereof; provided, however, that no more than five (5) LIBOR Rate Advances may be outstanding at any one time, and no more than ten (10) Quoted Rate Advances may be outstanding at any one time under Term Loan T06.

Section 2.2             Existing Loans. The Lender has previously extended to the Borrower (i) the Term Loan T03NP pursuant to that certain Single Advance Term Loan Supplement dated as of July 21, 2003, and numbered Z269T03BNP, in the original principal amount of $12,000,000, which has an unpaid principal balance of $2,400,000, and a maturity date of February 1, 2010, and (ii) the Term Loan T04 pursuant to that certain Non-Revolving Credit Supplement dated as of December 12, 2005, and numbered Z269T04B, in the original principal amount of $36,000,000, which has an unpaid principal balance of $36,000,000, and a maturity date of April 30, 2013. As of the date of this Agreement, Term Loan T03NP and Term Loan T04 shall become subject to all of the terms and conditions of this Agreement; provided, however, if any provision of this Agreement is in conflict with any provision of any Term Loan Supplement, the applicable Term Loan Supplement shall control with respect to such provision.

Section 2.3             Procedure for Loans.

(a)           Procedure for Revolving Loan.

(i)            Not later than 11:00 A.M. (Denver time) two LIBOR Banking Days prior to the requested Revolving Loan Date if the Revolving Loan Advance is requested as a LIBOR Rate Advance, not later than 11:00 A.M. (Denver time) one Banking Day prior to the requested Revolving Loan Date if the Revolving Loan Advance is requested as a Quoted Rate Advance, and not later than 11:00 A.M. (Denver time) on the requested Revolving Loan Date if the Revolving Loan Advance is requested as a Base Rate Advance, Borrower’s Agent shall submit to the Lender a written on telephonic request for borrowing, provided that no more than one request for Borrowing may be made on any Banking Day. Each request for a Revolving Loan Advance hereunder shall be irrevocable and shall be deemed a representation by Borrower that on the requested Revolving Loan Date, and after giving effect to the requested Revolving Loan Advance, the applicable conditions specified in Article III have been and will be satisfied. Each request for a Revolving Loan Advance hereunder shall specify (i) the requested Revolving Loan Date, (ii) the amount of the Revolving Loan Advance to be made on such date which shall be in a minimum amount of $5,000,000 or, if more, a whole multiple of $1,000,000 in excess thereof, (iii) whether such Revolving

Loan Advance is to be funded as a LIBOR Rate Advance, Quoted Rate Advance or Base Rate Advance (and, if such Revolving Loan Advance is to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable) and (iv) in the case of LIBOR Rate Advances, the duration of the initial Interest Period applicable thereto. The Lender may rely on any telephone request by the Borrower for Revolving Loan Advances hereunder which it believes in good faith to be genuine; and Borrower hereby waives the right to dispute the Lender’s record of the terms of such telephone request.

(ii)           The Lender agrees that the Borrower may from time to time request the Lender to submit an offer to make a Revolving Loan Advance to the Borrower, provided, however, that the Lender may, but shall have no obligation to, submit such offer and the Borrower may, but shall have no obligation to, accept any such offer. A request that the Lender submit an offer to make a Revolving Loan Advance hereunder shall be referred to herein as a “bid request,” and an offer to make a loan that specifies the loan amount, interest rate and interest period shall be referred to herein as the “bid.” Bid requests may be made orally or in writing (in the form attached hereto as Exhibit E) but if made orally shall be confirmed promptly by telecopy (facsimile) of a written completed bid request in a form approved by the Lender. Each bid request shall specify (A) the amount of the requested Revolving Loan Advance, which amount must be in a minimum amount of $1,000,000 or integral multiples thereof (or the entire available balance of the Revolving Loan), (B) the date of the Revolving Loan Advance, and (C) the Interest Period of the Revolving Loan Advance. The Lender may, in response to a bid request, in its discretion, irrevocably submit to the Borrower, a bid containing an offer to make the Revolving Loan Advance. Each bid, if submitted, must be submitted to the Lender, whether orally or in writing, by 10:00 A.M. (Denver time) on the day following the bid request. Each bid shall specify (X) the amount of the Revolving Loan Advance for which the bid is being made, (Y) the rate of interest per annum offered for the Revolving Loan Advance (which shall be expressed in the form of an index plus any margin), and (Z) the Interest Period of the Revolving Loan Advance, which date shall not be beyond the Termination Date. Not later than 11:00 A.M. (Denver time) on the day the Borrower receives the Lender’s bid (or at such later time as the Lender may agree), the Borrower shall either reject the bid or accept the bid by giving notice to the Lender by telephone in either case, confirmed by facsimile. Failure to properly notify the Lender of an acceptance of the bid may be treated by the Lender as a rejection. Any Revolving Loan Advance made as a result of the Borrower’s acceptance of the Lender’s bid (such Revolving Loan Advance to be referred to herein as a “Bid Advance”) shall be subject to the terms of this Agreement. If the Lender has sold participation interests in the Revolving Loan, then Bid Advances by the Lender shall be deemed to reduce only the

Lender’s pro rata share of the Revolving Loan. the sum of all Bid Advances outstanding may not at any time exceed the lesser of (L) $50,000,000, or (M) the dollar amount of the Lender’s pro rata share of the Revolving Loan (as said amount may be reduced a result of other Revolving Loan Advances made pursuant to the Revolving Loan).

(b)           Procedure for Term Loans. Not later than 11:00 A.M. (Denver time) two LIBOR Banking Days prior to the requested Term Loan Date if the Term Loan Advance is requested as a LIBOR Rate Advance, not later than 11:00 A.M. (Denver time) one Banking Day prior to the requested Term Loan Date if the Term Loan Advance is requested as a Quoted Rate Advance, and not later than 11:00 A.M. (Denver time) on the requested Term Loan Date if the Term Loan Advance is requested as a Base Rate Advance, Borrower’s Agent shall submit to the Lender a written or telephonic request for borrowing, provided that no more than one request for Borrowing may be made on any Banking Day. Each request for a Term Loan Advance hereunder shall be irrevocable and shall be deemed a representation by Borrower that on the requested Term Loan Date, and after giving effect to the requested Term Loan Advance, the applicable conditions specified in Article III have been and will be satisfied. Each request for a Term Loan Advance hereunder shall specify (i) the requested Term Loan Date, (ii) the Term Loan to which the Term Loan Advance relates, (iii) the amount of the Term Loan Advance to be made on such date which shall be in a minimum amount of $2,000,000 or, if more, a whole multiple of $500,000 in excess thereof, (iv) whether such Term Loan Advance is to be funded as a LIBOR Rate Advance, Quoted Rate Advance or Base Rate Advance (and, if such Term Loan Advance is to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable) and (v) in the case of LIBOR Rate Advances, the duration of the initial Interest Period applicable thereto. The Lender may rely on any telephone request by the Borrower for Term Loan Advances hereunder which it believes in good faith to be genuine; and Borrower hereby waives the right to dispute the Lender’s record of the terms of such telephone request.

Section 2.4             Notes. The Revolving Loan shall be evidenced by the Revolving Note payable to the order of the Lender in a principal amount equal to the Revolving Loan Amount. The Term Loans shall be evidenced by the Term Notes payable to the order of the Lender in principal amounts equal to the respective Term Loan Amount. The Lender shall enter in its ledgers and records the amount of the Revolving Loan and each Term Loan, the various Advances made, converted or continued and the payments made thereon, and the Lender is authorized by the Borrower to enter on a schedule attached to the Revolving Note or Term Notes, as appropriate, a record of such Revolving Loan, Term Loans, Advances and payments; provided, however that the failure by the Lender to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Note shall be the aggregate amount of all Revolving Loan Advances made by the

Lender less all payments of principal thereof made by the Borrower, and the principal amount owing by Borrower in respect of the Term Notes shall be aggregate amount of all Term Note Advances made by the Lender less all payments of principal thereon made by the Borrower.

Section 2.5             Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances in respect of the Revolving Loan or the Term Loans into Base Rate Advances, LIBOR Rate Advances or Quoted Rate Advances, or to continue a LIBOR Rate Advance or Quoted Rate Advance as such; provided, however that a LIBOR Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto, a Quoted Rate Advance may be converted or continued only on the last day of the fixed rate period set forth in the corresponding Quoted Rate Offer, and no Advance may be converted or continued as a LIBOR Rate Advance or a Quoted Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances in respect of the Revolving Loan or Term Loans may be converted to, or continued as, LIBOR Rate Advances only in a minimum amount of $500,000 or, if more, a whole multiple of $500,000 in excess thereof. Advances in respect of the Revolving Loan or Term Loans may be converted to, or continued as, Quoted Rate Advances only in a minimum amount of $500,000 or, if more, a whole multiple of $500,000 in excess thereof. The Borrower shall give the Lender written notice of any continuation or conversion of any such Advances and such notice must be given so as to be received by the Lender not later than 11:00 A.M. (Denver Time) two LIBOR Banking Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, LIBOR Rate Advances, not later than 11:00 A.M. (Denver Time) on the requested date of conversion or continuation in the case of the continuation of, or conversion to, Quoted Rate Advances, and not later than 11:00 A.M. (Denver Time) on the date of the requested continuation of, or conversion to, Base Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of LIBOR Rate Advances, (ii) the last day of the fixed rate period set forth in the corresponding Quoted Rate Offer for any continuations or conversion of a Quoted Rate Advance, (iii) a LIBOR Banking Day in the case of conversions to or continuations as LIBOR Rate Advances, and (iv) a Banking Day in the case of continuations or conversions to Base Rate Advances), and (c) in the case of conversions to or continuations as LIBOR Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Lender of the continuation of any LIBOR Rate Advances within the time required by this Section, at the option of the Lender, such Advances shall, on the last day of the Interest Period applicable thereto, automatically be converted into Base Rate Advances with the same principal amount. If the Borrower shall fail to notify the Lender of the continuation of any Quoted Rate Advances within the time required by this Section, or if the Lender declines to make a Quoted Rate Offer with respect to such Quoted Rate Advances and the Borrower has not requested an alternate Advance, such Quoted Rate Advances shall, on the last day of the fixed rate period applicable thereto, automatically accrue interest at the Base Rate until repaid or converted into another Advance.

Section 2.6             Interest Rates, Interest Payments and Default Interest.

(a)           Revolving Loan. Interest shall accrue and be payable on the Revolving Loan as follows:

(i)            Subject to paragraph (iv) below, each LIBOR Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted LIBOR Rate for such Interest Period, plus (B) 65 basis points.

(ii)           Subject to paragraph (iv) below, each Quoted Rate Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Quoted Rate;

(iii)          Subject to paragraph (iv) below, each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the Base Rate.

(iv)          Upon the occurrence of any Event of Default, each Advance in respect of the Revolving Loan shall, at the option of the Lender, bear interest until paid in full at a rate per annum equal to the Default Rate.

(v)           Interest shall be payable (A) with respect to each LIBOR Rate Advance, on the last day of the Interest Period applicable thereto (and, in the case of any LIBOR Rate Advance having an Interest Period greater than three months, on the three month anniversary of the first day of such Interest Period); (B) with respect to any Base Rate Advance or Quoted Rate Advance, in arrears on the 20th day of each month; (C) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (D) with respect to all Advances, on the Termination Date; provided that interest under paragraph (a)(iv) of this Section shall be payable on demand.

(b)           Term Loan. Interest shall accrue and be payable on the Term Loan as follows:

(i)            Subject to paragraph (iv) below, each LIBOR Rate Advance in respect of the Term Loan shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted LIBOR Rate for such Interest Period, plus (B) the Applicable Margin.

(ii)           Subject to paragraph (iv) below, each Quoted Rate Advance in respect of the Term Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Quoted Rate.

(iii)          Subject to paragraph (iv) below, each Base Rate Advance in respect of the Term Loan shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Margin.

(iv)          Upon the occurrence of any Event of Default, each Term Loan Advance shall, at the option of the Lenders, bear interest until paid in full at a rate per annum equal to the Default Rate.

(v)           Interest shall be payable (A) with respect to each LIBOR Rate Advance in respect of the Term Loan, on the last day of the Interest Period applicable thereto (and, in the case of any LIBOR Rate Advance in respect of the Term Loan having an Interest Period greater than three months, on the three month anniversary of the first day of such Interest Period); (B) with respect to any Base Rate Advance or Quoted Rate Advance in respect of the Term Loan in arrears, on the 20th day of each month; (C) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (D) with respect to all Advances, on the Termination Date; provided that interest under paragraph (b)(iv) of this Section shall be payable on demand.

Section 2.7             Repayment.

(a)           Revolving Loan. The unpaid principal balance of the Revolving Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

(b)           Term Loan T01. The principal of Term Loan T01 shall be payable in three annual installments in the amount of $9,400,000 due on December 31 of each year beginning December 31, 2008, and any amount of principal or interest remaining unpaid with respect to Term Loan T01 on the Term Loan Maturity Date shall be immediately due and payable on such date.

(c)           Term Loan T01NP. The principal of Term Loan T01NP shall be payable in three annual installments in the amount of $7,600,000 due on December 31 of each year beginning December 31, 2008, and any amount of principal or interest remaining unpaid with respect to Term Loan T01NP on the Term Loan Maturity Date shall be immediately due and payable on such date.

(d)           Term Loan T06. The unpaid principal of Term Loan T06 shall be payable as follows: On December 31, 2008, a principal payment shall be due in an amount equal to 25% of the outstanding principal balance of Term Loan T06 as of the last day of the Term Loan Availability Period; the remaining principal balance shall be payable in three equal annual installments due on December 31 of each year beginning December 31, 2009, and any amount of principal or interest remaining unpaid with respect to Term

Loan T06 on the Term Loan Maturity Date shall be immediately due and payable on such date.

Section 2.8             Prepayments.

(a)           Mandatory Prepayments for Borrowing Base Deficiency. If at any time a Borrowing Base Deficiency exists, the Borrower shall immediately pay on the principal of the Advances in respect of the Revolving Loan an amount equal to such Borrowing Base Deficiency. Any such payments shall be applied first against Base Rate Advances and then to Quoted Rate and LIBOR Rate Advances in order starting with the Quoted Rate or LIBOR Rate Advances having the shortest time to the end of the applicable Interest Period.

(b)           Mandatory Prepayments for a Prepayment Event. If at any time a Prepayment Event occurs, the Borrower shall immediately pay to the Lender the net proceeds realized by such Prepayment Event and any prepayment fee payable under Section 2.24. Any such prepayments shall be applied, pro rata, to the Term Loans (first against Base Rate Advances and then to Quoted Rate and LIBOR Rate Advances in order starting with the Quoted Rate or LIBOR Rate Advances having the shortest time to the end of the applicable Interest Period), second, to any outstanding Revolving Loans, and third to cash collateralize any issued and outstanding Letters of Credit. All prepayments applied to the Term Loans shall be applied to the scheduled principal payments on the Term Loans, pro rata, in the inverse order of their maturities.

(c)           Other Mandatory Prepayments. If at any time Total Revolving Outstandings exceed the Revolving Loan Amount, the Borrower shall immediately repay to the Lender the amount of such excess. Any such prepayments shall be applied to the Revolving Loan.

(d)           Optional Prepayments. The Loans may be prepaid at any time, in whole or in part, subject to Section 2.24, in minimum amounts of $1,000,000.00, and in integral multiples of $100,000.00 (or the entire outstanding balance, if less) on any Banking Day; provided, however, in the event of any prepayment of a LIBOR Rate Advance, Borrower must provide three (3) Banking Days’ prior written notice to the Agent. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Amounts paid (unless following an acceleration or upon termination of the Revolving Loan in whole) or prepaid on Advances in respect of the Revolving Loan or the Term Loans under this paragraph (d) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. All prepayments shall be applied to the Loans, as designated by Borrower, and all prepayments on a Term Loan shall be applied to the scheduled principal payments on such Term Loan in the inverse order of their maturities.

Section 2.9             Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the Lender agrees to issue Letters of Credit for the account of the Borrower from time to time between the Closing Date and thirty (30) days prior to the Termination Date in such amounts as the Borrower shall request up to an aggregate amount at any time outstanding not exceeding the Seasonal Letter of Credit Commitment Amount or Term Letter of Credit Commitment Amount, as applicable; provided that (i) the face amount of any Seasonal Letter of Credit shall automatically reduce, dollar for dollar, the amount which Borrower may borrow as Revolving Loan Advances, (ii) the face amount of any Term Letter of Credit shall automatically reduce, dollar for dollar, the amount which Borrower may borrow as Term Loan T06 Advances; (iii) the aggregate face amount of all issued and outstanding Seasonal Letters of Credit shall not exceed $20,000,000, (iv) the aggregate amount of all issued and outstanding Letters of Credit shall not exceed $10,000,000, (v) no Seasonal Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the Revolving Loan Amount, and (vi) no Term Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause the aggregate unpaid principal balance of Term Loan T06 and the aggregate amount of Unpaid Drawings related to a Term Letter of Credit to exceed the Term Loan T06 Amount. Each Letter of Credit request shall set forth (i) the face amount of and expiry date, (ii) the beneficiary, (iii) the terms thereof, and (iv) such other information as the Lender may request.

Section 2.10           Procedures for Letters of Credit. Each request for a Letter of Credit shall be made by the Borrower in writing, by telex, facsimile transmission or electronic conveyance received by the Lender by 11:00 A.M. (Denver Time) on a Banking Day that is not less than one Banking Day preceding the requested date of issuance (which shall also be a Banking Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Lender may require that such request be made on such letter of credit application and reimbursement agreement form as the Lender may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower.

Section 2.11           Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrower in accordance with Section 2.17. Each Seasonal Letter of Credit must expire not later than the Banking Day preceding the Termination Date, each Term Letter of Credit must expire not later than the Banking Day preceding the Term Loan Maturity Date, and no Letter of Credit may have a term longer than the underlying Loan.

Section 2.12           Agreement to Repay Letter of Credit Drawing. If the Lender has received documents purporting to draw under a Letter of Credit that the Lender believes conform to the requirements of such Letter of Credit, or if the Lender has decided that it will comply with the Borrower’s written or oral request or authorization to pay a drawing on any Letter of Credit that the Lender does not believe conforms to the requirements of such Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Lender by 9:30 A.M. (Denver Time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Lender for the full amount of such drawing by 10:00 A.M. on the date on which the Lender in its notice indicated that it would pay such drawing, until reimbursed by the Borrower, is an “Unpaid Drawing.”

Section 2.13           Obligations Absolute. The obligation of the Borrower under Section 2.12 to repay the Lender for any amount drawn on any Letter of Credit and to repay the Lender to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a)           Any lack of validity or enforceability of any Letter of Credit;

(b)           The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Lender or the Lender or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(c)           Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Lender nor its officers, directors or employees shall be liable or responsible for, and the obligations of the Borrower to the Lender shall not be impaired by:

(i)            The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii)           The validity or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, fraudulent or forged;

(iii)          The acceptance by the Lender of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv)          Any other action of the Lender in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Section 2.14           Fees.

(a)           Loan Fees. The Borrower shall pay to the Lender fees with respect to (i) the Revolving Loan in the amount of $225,000.00 (“Revolving Loan Fees”); (ii) the Term Loan T01 in the amount of $43,708.53; (iii) the Term Loan T01NP in the amount of $18,829,95; and (iv) the Term Loan T06 in the amount of $63,750.00 (“Term Loan Fees”). Such fees are payable on the Closing Date and are not refundable to the Borrower.

(b)           Commitment Fees. The Borrower shall pay to the Lender fees (the “Revolving Commitment Fees”) in an amount determined by multiplying the average daily Unused Revolving Loan Amount by fifteen (15) basis points per annum, based on a 360 day year, for the period from the Closing Date to the Termination Date. The Borrower shall further pay to the Lender fees (the “Term Loan Commitment Fees”) in an amount determined by applying the Applicable Commitment Fee Percentage to the daily Unused Term Loan Amount during the Term Loan Availability Period.

Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each calendar quarter and on the Termination Date.

(c)           Letter of Credit Fees. For each Letter of Credit issued, the Borrower shall pay to the Lender in advance on the date of issuance, fees (“Letter of Credit Fees”) in an amount equal to the greater of (i) $2,500.00, or (ii) the amount determined by applying a per annum rate to the Applicable Margin for LIBOR Rate Advances in respect of the Revolving Loan then in effect to the original face amount of such Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fees, the Borrower shall pay to the Lender, on demand, all issuance, amendment, drawing and other fees regularly charged by the Lender to its letter of credit customers and all out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, administration or payment of any Letter of Credit.

Section 2.15           Computation. Revolving Commitment Fees, Term Loan Commitment Fees, Letter of Credit Fees, interest on the Revolving Loan, the Term Loans and the Default Rate shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days.

Section 2.16           Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Lender or the Lender shall be made without setoff or counterclaim in Immediately Available Funds not later than 1:00 P.M. (Denver Time) on the dates called for under this Agreement and the Notes to the Lender at its main office in Denver, Colorado. Funds received after such time shall be deemed to have been received on the next Banking Day. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided, however, that if such extension would cause payment of interest on or principal of a LIBOR Rate Advance to be made in the next following calendar month, such payment shall be made on the next preceding Banking Day.

Section 2.17           Use of Loan Proceeds. The proceeds of the Revolving Loan shall be used to refinance the outstanding obligations of Borrower under the Statused Revolving Term Loan Supplement dated July 11, 2005, and numbered Z269T07, and to continue to finance Borrower’s accounts receivable and inventory, for the issuance of letters of credit, and to finance the general business purposes of Borrower in a manner not in conflict with any of Borrower’s covenants in this Agreement. The proceeds of the Term Loan T01 shall be used to refinance the outstanding obligations of the Borrower under the Revolving Term Loan Supplement dated July 11, 2005, and numbered Z269T01F, and to continue to finance the Borrower’s operating needs. The proceeds of the Term Loan T01NP shall be used to refinance the outstanding obligations of the Borrower under the Revolving Term Loan Supplement dated July 8, 2005, and numbered Z260T01FNP, and to continue to finance the Borrower’s operating needs. The proceeds of the Term Loan T06 shall be used to refinance the outstanding obligations of the Borrower under the Revolving Term Loan Supplement dated July 11, 2005, and numbered Z269T06C, and to continue to finance the Borrower’s operating needs. In no event shall the Loan proceeds be used (i) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulations U or X of the Board.

Section 2.18           Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted LIBOR Rate in respect of the Interest Period for any LIBOR Rate Advance, the Lender determines (which determination shall be conclusive and binding, absent error) that:

(a)           deposits in dollars (in the applicable amount) are not being made available to the Lender in the relevant market for such Interest Period, or

(b)           the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to the Lender of funding or maintaining LIBOR Rate Advances for such Interest Period,

the Lender shall forthwith give notice to the Borrower of such determination, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, LIBOR Rate Advances shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by the Lender shall be made with an interest rate option to which such suspension does not apply. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any LIBOR Rate Advance outstanding at the time such suspension is imposed.

Section 2.19           Increased Cost. If any Regulatory Change:

(a)           shall subject the Lender to any additional tax, duty or other charge with respect to its LIBOR Rate Advances, the Revolving Note, the Term Notes or its obligation to make LIBOR Rate Advances or shall change the basis of taxation of payment to the Lender of the principal of or interest on its LIBOR Rate Advances or any other amounts due under this Agreement in respect of its LIBOR Rate Advances or its obligation to make LIBOR Rate Advances (except for changes in the rate of tax on the overall net income of the Lender imposed by the jurisdiction in which the Lender’s principal office located); or

(b)           shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including without limitation, any such requirement imposed by the Board, but excluding any such requirement to the extent included in calculating the applicable Adjusted LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, or against Letters of Credit issued by the Lender or shall impose on the Lender or on the United States market for certificates of deposit or the interbank Eurodollar market any other condition affecting its LIBOR Rate Advances, the Revolving Note, the Term Notes or its obligation to make LIBOR Rate Advances or affecting any Letter of Credit;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any LIBOR Rate Advance or issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Revolving Note or the Term Notes, then, within 30 days after written notice and demand by the Lender, which notice shall describe the Regulatory Change, the Borrower shall pay to the Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

Section 2.20           Illegality. If any Regulatory Change shall make it unlawful or impossible for the Lender to make, maintain or fund any LIBOR Rate Advance, the Lender shall notify the Borrower, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, LIBOR Rate Advances shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, the Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If the Lender determines that it may not lawfully continue to maintain any LIBOR Rate Advances to the end of the applicable Interest Period, all of the affected Advances shall be automatically converted to Base Rate Advances as of the date of the Lender’s notice.

Section 2.21           Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on the Lender’s capital or the capital of its parent corporation (by an amount the Lender deems material) as a consequence of its Loans and/or any Letters of Credit or the Lender’s obligations to make Advances to cover Letters of Credit to a level below that which such the Lender or its parent corporation could have achieved but for such Regulatory Change (taking into account the Lender’s policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within 30 days after written notice and demand from the Lender, pay to such Lender additional amounts sufficient to compensate the Lender or its parent corporation for such reduction. Any determination by the Lender under this Section and any certificate as to the amount of such reduction given to the Borrower by the Lender shall be final, conclusive and binding for all purposes, absent error.

Section 2.22           Funding Losses; LIBOR Rate Advances. The Borrower shall compensate the Lender, upon its written request, for all losses, expenses and liabilities which the Lender may sustain: (i) if for any reason, other than a default by the Lender, a funding of a LIBOR Rate Advance does not occur on the date specified therefor in the Borrower’s request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a LIBOR Rate Advance, or a conversion pursuant to Section 2.20, occurs on any day other than the last day of the Interest Period applicable thereto. The Lender’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, unless Borrower contests the request for compensation within thirty (30) days of such written request.

Section 2.23           Discretion of Lender as to Manner of Funding. The Lender shall be entitled to fund and maintain its funding of LIBOR Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.22) shall be made as if the Lender had actually funded and maintained each LIBOR Rate Advance during the Interest Period for such Advance through the issuance of its certificates of deposit, or the purchase of deposits, having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

Section 2.24           Broken Funding Surcharge. Notwithstanding any provision contained in this Agreement giving the Borrower the right to prepay any loan prior to the date it would otherwise be due and payable, the Borrower agrees to provide three (3) Business Days’ prior written notice for any prepayment of a fixed rate balance and that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the Interest Period applicable thereto (whether such payment is made voluntarily, as a result of acceleration or otherwise), the Borrower will pay to the Lender a surcharge in an amount which would result in the Lender being made whole (on a present value basis) for the actual or imputed funding losses incurred by the Lender as a result thereof. Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Borrower refinancing the loan with another lender, then in lieu of the foregoing, the Borrower shall pay to the Lender a surcharge of 50% of an amount sufficient (on a present value basis) to enable the Lender to maintain the yield it would have earned during the fixed rate period on the amount repaid. Such surcharges will be calculated in accordance with methodology established by the Lender.

Section 2.25           Taxes.

(a)           Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

(b)           The Borrower agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)           The Borrower shall indemnify the Lender for the full amount of Taxes or Other Taxes imposed on or paid by the Lender and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender, at its address referred to on the signature page hereof, a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determine that no Taxes are payable in respect thereof, the Borrower shall furnish or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel reasonably acceptable to the Lender stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           If the Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to a Lender pursuant to any Loan Document in respect of the Obligations payable to such then or thereafter outstanding, the Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

Section 2.26           Capitalization. The Borrower agrees to purchase such equity in the Lender as the Lender may from time to time require in accordance with its Bylaws.

Section 2.27           Security. Each party hereto acknowledges that the Lender has a statutory first Lien on all of the Borrower’s stock and other equities in the Lender (the “CoBank Equities”), respectively, pursuant to 12 U.S.C. § 2131. The Lender’s statutory Lien on the CoBank Equities shall be for the Lender’s sole and exclusive benefit and shall not be subject to this Agreement or any other Loan Document.

Section 2.28           Security Interests. The payment and performance of the Secured Obligations shall be secured by the Security Documents. The payment of the Revolving Note, Unpaid Drawings related to a Seasonal Letter of Credit, and all fees, including Revolving Loan Fees, associated therewith, is unsecured.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1             Conditions Precedent to All Loans and Letters of Credit. The obligation of the Lender to make any Loans hereunder or to issue each Letter of Credit shall be subject to the fulfillment of the following conditions on or before the Closing Date:

(a)           Documents. The Lender shall have received the following:

(i)                                     The Notes drawn to the order of the Lender executed by a duly authorized officer of the Borrower and dated the Closing Date.

(ii)                                  The Security Documents duly executed by the respective parties thereto.

(iii)                               A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of the Borrower dated as of the Closing Date and certifying to the following:

(A)                              true and accurate copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party contemplated hereby and thereby;

(B)                                The incumbency, names, titles and signatures of the officers of the Borrower authorized to execute the Loan

Documents to which the Borrower is a party and to request Advances;

(C)                                A true and accurate copy of the Articles of Incorporation (or the equivalent) of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of organization as of a date acceptable to the Lender; and

(D)                               A true and accurate copy of the bylaws (or other constitutive documents) for the Borrower.

(iv)                              A certificate of good standing for the Borrower in the jurisdiction of its formation or incorporation and each other jurisdiction where the character of the properties owned or leased by the Borrower makes such qualification necessary, certified by the appropriate governmental officials as of a date acceptable to the Lender.

(v)                                 Insurance certificates in form and substance reasonably satisfactory to the Lender listing the Lender as loss payee thereof and indicating that the Borrower has obtained insurance in compliance with Section 5.3 with respect to each of the businesses and real properties of the Borrower in such amounts and with such carriers reasonably acceptable to the Lender.

(vi)                              Acknowledgment of this Agreement and any pertinent Security Document by the parties to the Intercreditor Agreement.

(b)           Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

(c)           Filings, Registrations and Recordings. Each document required by the Security Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender for the benefit of the Lender, a perfected Lien on the collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.13), shall be in proper form for filing, registration or recordation, any pledged collateral shall have been duly delivered to the Lender, and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Lender and its counsel.

(d)           Financial Statements. The Lender shall have received copies of the balance sheet and the related statements of income, retained earnings and cash flows of the Borrower for the most recently ended Fiscal Quarter ending more than sixty (60) days prior to the Closing Date, the most recent management letter issued by Borrower’s certified public accountants, and such other information as the Lender may reasonably request. All such financial statements, including the related schedules and notes thereto, shall have been prepared in accordance with GAAP

(e)           Other Matters.  All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents, including records of corporate proceedings, as the Lender or its counsel may reasonably have requested in connection therewith,  such documents where appropriate to be certified by proper corporate or governmental authorities.

(f)            Fees and Expenses. The Lender shall have received for itself and for the account of the Lender all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2.

(g)           Representations and Warranties.  The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Advance or the date of issuance of each Letter of Credit, with the same force an effect as if made on such date.

(h)           No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Advance or the date of issuance of each Letter of Credit or will exist after giving effect to the Advances made on such date or the Letters of Credit so issued.

(i)            Notices and Requests. The Lender shall have received the Borrower’s request for such Loans as required under Section 2.3 or its application for such Letters of Credit specified under Section 2.10.

Any one or more of the conditions set forth above which have not been satisfied by the Borrower on or prior to the date of disbursement of the initial Advance under this Agreement shall not be deemed permanently waived by the Lender or any Lender unless the Lender or such Lender, as the case may be, shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Lender or any Lender may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Advance or Letter of Credit hereunder and failure by the Borrower to comply with any such condition within five (5) Banking Day’s written notice from the Lender or any Lender to the Borrower shall constitute an Event of Default under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans hereunder and to induce the Lender to issue Letters of Credit, the Borrower represents and warrants to the Lender:

Section 4.1             Organization, Standing, Etc. The Borrower is a cooperative corporation duly incorporated and validly existing and in good standing under the laws of State of Minnesota. The Borrower has all requisite power and authority to carry on its business as now conducted, to enter into this Agreement, to issue the Notes and to perform its obligations under the Loan Documents. The Borrower (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not constitute a Material Adverse Occurrence, and (b) is duly qualified and in good standing as a foreign company or corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any assets or expose the Borrower to any Material Adverse Occurrence.

Section 4.2             Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower. This Agreement constitutes, and the Notes and other Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3             No Conflict: No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provision of the Articles of Incorporation or bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Occurrence.

Section 4.4             Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

Section 4.5             Financial Statements and Condition. The Borrower’s audited financial statements as heretofore furnished to the Lender, have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrower as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, no Borrower had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto.

Section 4.6             Litigation. Except as disclosed on Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower, would exceed $7,500,000, and there are no unsatisfied judgments against the Borrower, the satisfaction or payment of which would exceed $7,500,000.

Section 4.7             Environmental, Health and Safety Laws. Except as set out on Schedule 4.7, to Borrower’s knowledge there does not exist any violation by the Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which has, will or threatens to impose a liability on Borrower or which has required or would require an expenditure by Borrower to cure in excess of $7,500,000 per violation or $25,000,000 in the aggregate. No property of the Borrower is used for the production, storage or disposal of hazardous wastes, substances or materials, except for incidental uses in the ordinary course of business. Borrower has not received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to exceed $7,500,000 per occurrence or $25,000,000 in the aggregate. Except as set out on Schedule 4.7, Borrower has no knowledge that it or its property will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures that could reasonably be expected to exceed $7,500,000 per occurrence or $25,000,000 in the aggregate.

Section 4.8             ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA.

Section 4.9             Federal Reserve Regulations. Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

Section 4.10           Title to Property; Leases: Liens; Subordination. The Borrower has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by a Borrower in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.13. No Borrower has subordinated any of its rights under any obligation owing to it to the rights of any other person.

Section 4.11           Taxes. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any basis therefor.

Section 4.12           Trademarks, Patents. The Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.13           Burdensome Restriction. Borrower is not a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction exceeding $7,500,000.

Section 4.14           Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Borrower have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

Section 4.15           Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16           Public Utility Holding Company Act. Borrower is not a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.17           Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Lender consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.

Section 4.18           Subsidiaries. The Borrower has no Subsidiaries other than those disclosed to the Lender in Schedule 4.18.

Section 4.19           Labor Matters. There are no pending or threatened strikes, lockouts or slowdowns against either Borrower. Borrower has not been or is not in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of the Borrower. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is bound.

Section 4.20           Solvency. After the making of any Advance and after giving effect thereto, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.

ARTICLE V
AFFIRMATIVE COVENANTS

Until any obligation of the Lender hereunder to make the Loans and to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Lender thereon shall have otherwise been discharged:

Section 5.1             Financial Statements and Reports. The Borrower will furnish to the Lender:

(a)           As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the consolidated and consolidating financial statements of the Borrower and their consolidated Subsidiaries consisting of at least statements of income, cash flow and changes in the members’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Eide Bailly, LLP, or another independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Lender, together with any management letters, management reports or other supplementary comments or reports to the Borrower’s board of director furnished by such accountants.

(b)           As soon as available and in any event within 5 days after the Borrower’s quarterly filing with the Securities and Exchange Commission, unaudited consolidated statements of income, cash flow and changes in the members’ equity for the Borrower and their consolidated Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by an officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).

(c)           As soon as practicable and in any event within 45 days after the end of each Fiscal Quarter, a Compliance Certificate in the form attached hereto as Exhibit D signed by an officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Section 6.11(h), Section 6.15, Section 6.16 and Section 6.17, as of the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of

Default existed, specifying the nature and period of existence thereof and what action the Borrower propose to take with respect thereto.

(d)           As soon as practicable and in any event within 30 days after the end of each month, a Borrowing Base Certificate signed by an officer of Borrower, reporting the Borrowing Base as of the last day of such month.

(e)           As soon as practicable and in any event not more than 60 days after the end of any fiscal year, annual budgets and forecasts of operations, all in reasonable detail and reasonably satisfactory in scope to the Lender.

(f)            As soon as practicable and in any event not more than 60 days after the end of any fiscal year, an annual capital expenditure budget. The Borrower will also furnish a revised budget if increases of more than 20% over the original capital expenditures budget are approved by the board of directors.

(g)           With respect to Crystech, annual financial statements within 120 days after and as of the end of each fiscal year substantially in the form of (a) above, and quarterly financial statements within 60 days after as of the end of each Fiscal Quarter in the form of (b) above.

(h)           Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a written notice from the Borrower describing the nature thereof and what action Borrower propose to take with respect thereto.

(i)            Immediately upon any officer of the Borrower becoming aware of any matter resulting in expenditures exceeding $7,500,000, a written notice from the Borrower describing the nature thereof and what action Borrower propose to take with respect thereto.

(j)            Immediately upon any officer of the Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting a Borrower or any property of such Person, or to which a Borrower is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result could reasonably be expected to constitute a Material Adverse Occurrence; or (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by a Borrower which, if determined adversely to a Borrower, could reasonably be expected to result in expenditures exceeding $7,500,000, a written notice from the Borrower describing the nature and status thereof and what action the Borrower propose to take with respect thereto.

(k)           From time to time, such other information regarding the business, operation and financial condition of the Borrower as any Lender may reasonably request.

Section 5.2             Existence. The Borrower will maintain its corporate existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.

Section 5.3             Insurance. The Borrower shall maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

Section 5.4             Payment of Taxes and Claims. The Borrower shall file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s books in accordance with GAAP.

Section 5.5             Inspection. The Borrower shall permit any Person designated by the Lender or any Lender to visit and inspect any of the collateral and the properties, books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Lender or any Lender may designate. Provided that no Default or Event of Default has occurred and is continuing, such inspections shall take place no more frequently than annually unless the Borrower first consent to additional inspections.

Section 5.6             Maintenance of Properties. The Borrower will maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7             Books and Records. The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8             Compliance. The Borrower will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure cannot reasonably be expected to constitute a Material Adverse Occurrence and the Borrower is acting in good faith and with reasonable dispatch to cure such noncompliance.

Section 5.9             ERISA. The Borrower will maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code.

Section 5.10           Environmental Matters: Reporting. The Borrower will observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute a Material Adverse Occurrence. The Borrower will give the Lender prompt written notice of any violation as to any environmental matter by the Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower which are material to the operations of the Borrower, or (b) which will or threatens to impose a material liability on the Borrower to any Person or which will require expenditures by the Borrower exceeding $7,500,000 to cure any alleged problem or violation.

Section 5.11           Further Assurances. The Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Lender or the Required Lender, the Borrower also shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Lender or the Required Lender may reasonable require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents including, without limitation, the delivery of a landlord waiver from any landlord required by the Lender or the Required Lender; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lender the rights granted now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Lender for the benefit of the Lender in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Lender evidence reasonably satisfactory to the Lender of every such recording, filing or registration.

Section 5.12           Compliance with Terms of Material Contracts. The Borrower shall make all payments and otherwise perform all obligations in respect of all material contracts to which the Borrower is a party, the failure of which would constitute a Material Adverse Occurrence.

Section 5.13           Eligibility. The Borrower shall maintain its status as an entity eligible to borrow from the Lender. If requested, the Borrower agrees to submit any documentation reasonably requested by the Lender to evidence such eligibility.

ARTICLE VI
NEGATIVE COVENANTS

Until any obligation of the Lender hereunder to make the Loans or to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Lender thereon shall have otherwise been discharged:

Section 6.1             Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

Section 6.2             Disposition of Assets. The Borrower will not directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)           dispositions of inventory in the ordinary course of business;

(b)           dispositions of used, worn-out or obsolete equipment, furniture, furnishings, machinery or fixtures if the value of such disposed equipment, furniture, furnishings, machinery or fixtures at the time of disposal is less than $7,500,000 in the aggregate in any fiscal year; and

(c)           other dispositions of property if the net book value of the disposed property does not exceed in any fiscal year, 5% of the Borrower’s total consolidated assets as shown on its balance sheet as of the end of the immediately preceding fiscal year.

Section 6.3             Plans. The Borrower will not permit any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower.

Section 6.4             Change in Nature of Business. The Borrower will not make any material change in the nature of the business of the Borrower, as carried on at the date hereof.

Section 6.5             Subsidiaries. The Borrower will not form or acquire any Person which would thereby become a Subsidiary, with the exception of Investments permitted under Section 6.11.

Section 6.6             Negative Pledges. Except as otherwise permitted hereunder, the Borrower will not enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lender which would (i) prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Lender any Lien on any assets or properties of the Borrower, or (ii) require the Borrower to grant a Lien to any other Person if the Borrower grants any Lien to the Lender.

Section 6.7             Restricted Payments. The Borrower will not make any Restricted Payments if a Default or Event of Default has occurred and is continuing or if a Default or Event of Default would occur as a result of such Restricted Payment.

Section 6.8             Transactions with Affiliates. The Borrower will not enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable than the Borrower would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 6.9             Accounting Changes. The Borrower will not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.

Section 6.10           Subordinated Debt. The Borrower will not (a) make any scheduled payment of the principal of or interest on any Subordinated Debt that would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Lender prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

Section 6.11           Investments. The Borrower will not acquire for value, make, have or hold any Investments, except:

(a)           Investments existing on the date of this Agreement and described on Schedule 6.11.

(b)           Travel advances to management personnel and employees in the ordinary course of business.

(c)           Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

(d)           Certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is reasonably satisfactory to the Lender.

(e)           Commercial paper given the highest rating by a nationally recognized rating service.

(f)            Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America with a term of not more than seven (7) days; provided all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System.

(g)           Other readily marketable Investments in debt securities which are reasonably acceptable to the Required Lender.

(h)           Any other Investment if the aggregate consideration therefor does not exceed $7,500,000.

Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by the Borrower.

Section 6.12           Indebtedness. The Borrower will not incur, create, issue, assume or suffer to exist any Indebtedness, except:

(a)           The Obligations.

(b)           Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.

(c)           Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.12, but not including any extension or refinancing thereof.

(d)           Indebtedness secured by Liens permitted under Section 6.13 hereof and disclosed on Schedule 6.12.

Section 6.13           Liens. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower, except:

(a)           Liens granted to the Lender under the Security Documents to secure the Obligations.

(b)           Liens existing on the date of this Agreement and disclosed on Schedule 6.13.

(c)           Deposits or pledges to secure payment of insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower.

(d)           Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(e)           Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(f)            Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

(g)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by a Borrower in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower to provide collateral to the depository institution.

(h)           The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

(i)            Liens created in connection with transactions permitted under Section 6.12(e) hereof.

(j)            Lender’s statutory Lien on the CoBank Equities.

Section 6.14           Contingent Liabilities. The Borrower will not be or become liable on any Contingent Obligations except Contingent Obligations existing on the date of this Agreement and described on Schedule 6.14 and Contingent Obligations for the benefit of the Lender.

Section 6.15           Net Working Capital. As of the end of each Fiscal Quarter, other than fiscal year end, Net Working Capital of the Borrower and their consolidated Subsidiaries (excluding ProGold and Crystech) shall not be less than $15,000,000. As of the end of each fiscal year, Net Working Capital of the Borrower and their consolidated Subsidiaries shall not be less than $35,000,000.

Section 6.16           Capitalization Ratio. As of the end of each Fiscal Quarter, the Capitalization Ratio of the Borrower and their consolidated Subsidiaries (excluding ProGold and Crystech) shall not be more than 0.55 to 1.0, on a consolidated basis.

Section 6.17           Interest Coverage Ratio. As of the end of each Fiscal Quarter, the Interest Coverage Ratio of the Borrower and their consolidated Subsidiaries (excluding ProGold and Crystech) will not be less than 2.5 to 1.0.

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

Section 7.1             Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)           The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of any Note and such failure to pay shall continue for five (5) Banking Days after the date on which such payment was due.

(b)           The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of interest on any Note or on or of any other Obligation required to be made to the Lender or any Lender pursuant to this Agreement and such failure to pay shall continue for five (5) Banking Days after the date on which such payment was due.

(c)           Any representation or warranty made by or on behalf of the Borrower in this Agreement or any other Loan Document or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to any Lender or the Lender pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

(d)           The Borrower shall fail to comply with Sections 2,17, 5.2, 5.3 or 5.13 hereof or any Section of Article VI hereof.

(e)           The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest:  (i) the date the Borrower or the Borrower give notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 5.1, or (iii) the date the Lender or any Lender gives notice of such failure to the Borrower.

(f)            Any default (however denominated or defined) shall occur under any Security Document.

(g)           The Borrower shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the property thereof and shall not be discharged within 45 days, or the Borrower shall make an assignment for the benefit of creditors.

(h)           Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, and, if instituted against the Borrower, shall have been consented to or acquiesced in by the Borrower, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower.

(i)            Any dissolution or liquidation proceeding shall be instituted by or against the Borrower, and, if instituted against the Borrower, shall be consented to or acquiesced in by the Borrower or shall remain for 45 days undismissed.

(j)            A judgment or judgments for the payment of money in excess of the sum of $7,500,000 in the aggregate shall be rendered against the Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

(k)           The maturity of any material interest-bearing Indebtedness of the Borrower (other than Indebtedness under this Agreement) shall be accelerated, or the Borrower shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower shall be deemed “material” if it exceeds $7,500,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(k) has occurred.

(l)            Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

(m)          Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Lender or the Lender shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Lender or the Lender if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $1,000,000 and (ii) any of the foregoing shall remain unremedied for twenty (20) days or more after receipt of notice thereof by the Borrower from the Lender.

(n)           Any Change of Control shall occur.

Section 7.2             Remedies. If any Event of Default described in Sections 7.1 (g), (h) or (i) shall occur, the Loans shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand cash collateralize an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the foregoing events, the Lender may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

Section 7.3             Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Lender to set off any Obligations owed to the Lender against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Lender. Such right shall exist whether or not the Lender shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender. The Lender agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of the Lender to provide such notice shall not affect the validity of the exercise of such setoff rights.  Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Lender to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII
MISCELLANEOUS

Section 8.1             Modifications. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1. The Lender and the Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences.

Section 8.2             Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender (including the fees and expenses of outside legal counsel to the Lender, and any filing and recording costs) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Lender in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

Section 8.3             Waivers, etc. No failure on the part of the Lender or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4             Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Banking Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Lender under Article II hereof shall be deemed to have been given only when received by the Lender.

Section 8.5             Taxes. The Borrower agrees to pay, and save the Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

Section 8.6             Successors and Assigns; Participations; Purchasing Lender.

(a)           This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Lender.

(b)           The Lender may, at any time in the ordinary course of its commercial banking business and in accordance with applicable law, with the consent of the Lender and the Borrower (neither of which consents shall be unreasonably withheld or delayed; and if an Event of Default shall have occurred and be continuing, then consent of the Borrower shall not be required), sell to one or more banks or other financial institutions (“Participants”) participating interests in the Revolving Loan, the Term Loans or other Obligations owing to the Lender, the Revolving Note held by the Lender, any Term Notes held by the Lender, or any other interest of the Lender hereunder. The Borrower agrees that if amounts outstanding under this Agreement, the Revolving Note, the Term Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Revolving Note, any Term Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or the Revolving Note, any Term Note or other Loan Document; provided. that such right of setoff shall be subject to the obligation of such Participant to share with the Lender, and the Lender agree to share with such Participant. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, 2.21, 2.22 and 8.2 with respect to its participation in the Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsection than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred.

(c)           The Borrower shall not be liable for any costs incurred by the Lender in effecting any participation under subparagraph (b) of this subsection.

(d)           The Lender may disclose to any Participant and to any prospective Participant any and all financial information in the Lender’s possession concerning the

Borrower or any of their Subsidiaries which has been delivered to the Lender by or on behalf of the Borrower or any of their Subsidiaries pursuant to this Agreement or which has been delivered to the Lender by or on behalf of the Borrower or any of their Subsidiaries in connection with the Lender’s credit evaluation of the Borrower or any of its Subsidiaries prior to entering into this Agreement, provided that prior to disclosing such information, the Lender shall first obtain the agreement of such prospective Participant to comply with the provisions of Section 8.7.

(e)           Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

Section 8.7             Confidentiality of Information. The Lender shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Lender and the Borrower and shall not be divulged to any Person other than the Lender, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Lender hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with participations and the solicitation of prospective participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other than as a result of disclosure by the Lender, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Lender or by any applicable law, rule, regulation or judicial process, the opinion of the Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto. The obligations of the Lender under this Section shall survive payment in full of the Obligations and the termination of the Commitments. The Lender shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section.

Section 8.8             Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 8.9             Consent to Jurisdiction. AT THE OPTION OF THE LENDER, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT SITTING IN THE CITY OR COUNTY OF DENVER; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 8.10           Waiver of Jury Trial. THE BORROWER AND THE LENDER IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.11           Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Lender and shall survive the making of the Loans by the Lender and the execution and delivery to the Lender by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Lender, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrower under Sections 8.2, 8.5 and 8.12 shall survive payment in full of the Obligations and the termination of the Commitments.

Section 8.12           Indemnification. Borrower hereby agrees to defend, protect, indemnify and hold harmless the Lender and its respective Affiliates and the directors, officers, employees, attorneys and agents of the Lender and its respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”‘) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a)           by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

(b)           by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Lender by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

Section 8.13           Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.14           Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 8.15           Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 8.16           Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Lender has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Lender, and (d) the Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Lender is for the protection of the Lender and neither the Borrower nor any third party is entitled to rely thereon.

Section 8.17           Relationship Among Borrower.

(a)           Waivers of Defenses. The obligations of the Borrower hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of the Lender hereunder to make the Loans and to issue Letters of Credit shall have expired or been terminated and all outstanding Letters of Credit shall have expired or the liability of the Lender shall have otherwise been discharged. The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of the Borrower and that the covenants, agreements and all obligations of the Borrower hereunder be absolute, unconditional and irrevocable. The Borrower shall be and remain liable for any deficiency remaining after foreclosure of any security agreement or mortgage securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.

(b)           Other Transactions. The Lender is expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrower or by any other Person on behalf of the Borrower, or to forward or deliver any or all such collateral and security directly to the Borrower for collection and remittance or for credit. No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Borrower’s obligations under this Agreement. The liabilities of the Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of the Lender to realize upon any of the Obligations of any other Borrower to the Lender, or upon any collateral or security for any or all of the Obligations, nor by the taking by the Lender of (or the failure to take) any guaranty or guaranties to secure the Obligations, nor by the taking by the Lender of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind. No act or omission of the Lender, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of the Borrower, shall affect or impair the obligations of the Borrower hereunder.

(c)           Actions Not Required.  The Borrower, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets or any other action by any court or other governmental body with respect thereto or to cause the Lender to proceed against any security for the Obligations or any other recourse which the Lender may have with respect thereto and further waives any and all requirements that the Lender institute any action or proceeding at law or in equity, or obtain any judgment, against the Borrower or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, the Borrower under this Agreement.

(d)           Application of Payments. Any and all payments upon the Obligations made by the Borrower or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Lender on such items of the Obligations as the Lender may elect.

(e)           Recovery of Payment. If any payment received by the Lender and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Borrower or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and the Borrower shall be liable for such Obligations as fully as if such application had never been made. References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

(f)            Limitation; Insolvency Laws. As used in this Section 8.17(f): (a) the term “Applicable Insolvency Laws” means the laws of the United States of America or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United States Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against the Borrower, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by the Borrower securing the Obligations, in whole or in part. Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to the Borrower, this Agreement or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against the Borrower, only to the maximum extent that would not cause this Agreement or such Specified Lien to be subject to avoidance, recovery or unenforceability. To the extent that any payment to, or realization by, the Lender or the Lender on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against the Borrower. This Section is intended solely to reserve the rights of the Lender against the Borrower, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrower, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

Section 8.18           Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AMERICAN CRYSTAL SUGAR COMPANY, as Borrower

By:	/s/ Samuel S. M. Wai
Name:	Samuel S. M. Wai
Title:	TREASURER

Address for the Borrower
For Purposes of Notice:

101 North 3rd Street
Moorhead, Minnesota 56560

S-1

CoBank, ACB, as Lender

By:	/s/ Pat Schulz
Name:	Pat Schulz
Title:	Assistant Corporate Secretary

Address for funding notices:
CoBank, ACB
5500 South Quebec Street
Greenwood Village, CO 80111
Attention: Daphne Satriano
Fax: (303) 224-2521

Address for all other notices:

CoBank, ACB
5500 South Quebec Street
Greenwood Village, CO 80111
Attention: Daphne Satriano
Fax: (303) 224-2521

ANNEX I

PRICING GRID

		LIBOR Margin (In basis points)		Base Rate Margin (in basis points)		Commitment Fee (in basis points)
Tier	Leverage Ratio	Revolving Loan	Term Loans	Revolving Loan	Term Loans	Revolving Loan	Term Loans
1	<1.0 to l.0	n/a	65.0	0	0	n/a	15.0
2	<1.20 to 1.0 and ≥1.0 to 1.0	n/a	75.0	0	0	n/a	17.5
3	< l.35 to 1.0 and ≥ 1.20 to 1.0	n/a	87.5	0	0	n/a	20.0
4	≥ 1.35 to 1.0	n/a	100.00	0	0	n/a	25.0

Schedule 3.1(a)

Landlord/Bailee Locations

None

Schedule 4.6

Litigation

On May 1, 2006 The Amalgamated Sugar Company LLC (“Amalgamated”) has filed a lawsuit against the U.S. Department of Agriculture (the “USDA”) in Federal Court in the District of Idaho challenging the USDA’s transfer of sugar marketing allocations to the American Crystal Sugar Company (“ACSC”). The case stems from ACSC’s acquisition of assets from the Pacific Northwest Sugar Company (“PNSC”) in 2003, and the associated transfer of PNSC’s sugar marketing allocations to ACSC. The case has been in various stages of administrative hearings, the most recent of which resulted in the USDA’s final decision to transfer the marketing allocations to ACSC. Amalgamated is challenging the USDA decision in Federal Court. ACSC intends to intervene in the case and play an active role in the litigation in order to preserve its rights to the marketing allocation. Based on certain assumptions, an adverse ruling in this case could have an adverse impact of more than $7,500,000.00.

Schedule 4.7

Environmental Matters

None

Schedule 6.11

Existing Investments

Investment in CoBank, ACB

Investment in Marketing Cooperatives

Investment in ProGold Limited Liability Company

Investment in Crystech, LLC

Investment in Sidney Sugars Incorporated

Investment in Crab Creek Sugar Company

Schedule 6.12

Existing Indebtedness

Lender	Amount

Commercial Paper	Variable
Maximum Outstanding $225 million

Minn-Dak Farmers Cooperative Southern Minnesota Beet Sugar Cooperative United States Sugar Corporation	Variable

Private Placement of Debt
John Hancock Mutual Life Insurance Co.	$26 million
John Hancock Variable Life Insurance Co.	$1.5 million
Paul Revere Life Insurance Company	$22.5 million
John Hancock Ins. Co.	$20 million

Wells Fargo	$1 million

Commodity Credit Corporation	Variable

East Grand Forks Pollution Control Refunding Series A	$3,360,000

East Grand Forks Industrial Development Series B	$560,000

1996 Traill County Series A, B & C Bonds	$18 million

1997 City of Moorhead Bonds	$5.5 million

1998 Traill County Bonds	$5.75 million

1999 Traill County Bonds	$3.58 million

2000 City of East Grand Forks Bonds	$5.75 million

Intercompany Loan(s) from ACSC to Sidney Sugars Incorporated	$60 million

2005 EGF Industrial Bonds	$6.5 million

2005B EGF Solid Waste Revenue Bonds	$4.5 million

Schedule 6.13

Existing Liens

Asset	Lienholder

Sugar	Commodity Credit Corporation

Real Estate, Equipment, Intangibles	CoBank as Collateral Agent

ACSC’s Equity in Crystech, LLC	First Union Trust Company, National Association, as Collateral Agent

Pollution Control Equipment located at ACSC’s Moorehead, MN facility	Security Agreement American National Bank and Trust Company (now known as Firstar Bank)

Marketing Assets	Minn-Dak Farmers Cooperative Southern Minnesota Beet Sugar Cooperative United States Sugar Corporation

Fixed Assets - Collateral Pool	Private Placement of Debt John Hancock Mutual Life Insurance Co. John Hancock Variable Life Insurance Co. Paul Revere Life Insurance Co.

Schedule 6.14

Contingent Obligations

Financial Guaranty on behalf of Midwest Agri Commodities Company

Exhibit A-l

Form of Revolving Note

Attached

REVOLVING NOTE

$300,000,000.00	July 31, 2006
Denver, Colorado

FOR VALUE RECEIVED, AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation (the “Borrower”), hereby promises to pay to the order of CoBANK, ACB (the “Lender”), in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Loan Agreement hereinafter referred to), the principal amount of Three Hundred Million and 00/100 Dollars ($300,000,000.00). or such lesser amount as has actually been advanced under the Revolving Loan, and interest in like funds on the unpaid principal amount from time to time outstanding, at the rates and times set forth in that certain Amended and Restated Loan Agreement dated July 31, 2006, by and between the Borrower and the Lender, as the same may be amended, modified, supplemented, extended renewed, restated or replaced from time to time (the “Loan Agreement”).

Principal and interest shall be payable as set forth in the Loan Agreement, and all principal and interest remaining unpaid on the Termination Date shall be immediately due and payable.

This note is one of the Notes referred to in the Loan Agreement and is subject to and governed by the Loan Agreement. This maturity of this note is subject to acceleration upon the terms provided in the Loan Agreement.

Should any Event of Default occur as provided for in the Loan Agreement, all principal and interest outstanding hereunder may be declared immediately due and payable in accordance with the Loan Agreement. The Borrower and all guarantors and endorsers, for themselves, their legal representatives, successors and assigns, hereby severally waive presentment for payment, protest and demand, notice of protest, demand and dishonor and nonpayment of this note, and consent that the holder may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the indebtedness evidenced by this note, and such consent shall not alter or diminish the liability of the Borrower or said guarantors or endorsers. The undersigned agrees to pay all costs and expenses of collection, including reasonable attorney’s fees.

The interest rate shall at no time exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved in accordance with applicable law, and the rate of interest payable hereunder shall be limited to the Maximum Rate.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

THE UNDERSIGNED AND THE HOLDER (BY ITS ACCEPTANCE HEREOF) IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

AMERICAN CRYSTAL SUGAR COMPANY,
a Minnesota cooperative corporation

By

Its

2

Exhibit A-2

Form of Term Note T01

Attached

TERM NOTE TO1

$558,276,702.00	July 31, 2006
Denver, Colorado

FOR VALUE RECEIVED, AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation (the “Borrower”), hereby promises to pay to the order of CoBANK, ACB (the “Lender”), in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Loan Agreement hereinafter referred to), the principal amount of Fifty-Eight Million Two Hundred Seventy-Six Thousand Seven Hundred Two and 00/100 Dollars ($58,276,702.00), or such lesser amount as has actually been advanced under the Term Loan T01, and interest in like funds on the unpaid principal amount hereof from time to time outstanding, at the rates and time set forth in that certain Amended and Restated Loan Agreement dated July 31, 2006, by and between the Borrower and the Lender, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time (the “Loan Agreement”),

Principal and interest shall be payable as set forth in the Loan Agreement, and all principal and interest remaining unpaid on the Term Loan Maturity Date shall be immediately due and payable.

This note is one of the Notes referred to in the Loan Agreement and is subject to and governed by the Loan Agreement. This note is secured, and its maturity is subject to acceleration, in each case upon the terms provided in the Loan Agreement.

Should any Event of Default occur as provided for in the Loan Agreement, all principal and interest outstanding hereunder may be declared immediately due and payable in accordance with the Loan Agreement The Borrower and all guarantors and endorsers, for themselves, their legal representatives, successors and assigns, hereby severally waive presentment for payment, protest and demand, notice of protest, demand and dishonor and nonpayment of this note, and consent that the holder may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the indebtedness evidenced by this note, and such consent shall not alter or diminish the liability of the Borrower or said guarantors or endorsers. The undersigned agrees to pay all costs and expenses of collection, including reasonable attorney’s fees.

The interest rate shall at no time exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved in accordance with applicable law, and the rate of interest payable hereunder shall be limited to the Maximum Rate.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

THE UNDERSIGNED AND THE HOLDER (BY ITS ACCEPTANCE HEREOF) IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation

By

Its

2

Exhibit A-3

Form of Term Note T01NP

Attached

TERM NOTE T01NP

$25,106,600.00	July 31, 2006
Denver, Colorado

FOR VALUE RECEIVED, AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation (the “Borrower”), hereby promises to pay to the order of CoBANK, ACB (the “Lender”), in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Loan Agreement hereinafter referred to), the principal amount of Twenty-Five Million One Hundred Six Thousand Six Hundred and 00/100 Dollars ($25,106,600.00), or such lesser amount as has actually been advanced under the Term Loan T01NP, and interest in like funds on the unpaid principal amount hereof from time to time outstanding, at the rates and time set forth in that certain Amended and Restated Loan Agreement dated July 31, 2006, by and between the Borrower and the Lender, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time (the “Loan Agreement”).

Principal and interest shall be payable as set forth in the Loan Agreement, and all principal and interest remaining unpaid on the Term Loan Maturity Date shall be immediately due and payable.

This note is one of the Notes referred to in the Loan Agreement and is subject to and governed by the Loan Agreement. This note is secured, and its maturity is subject to acceleration, in each case upon the terms provided in the Loan Agreement.

Should any Event of Default occur as provided for in the Loan Agreement, all principal and interest outstanding hereunder may be declared immediately due and payable in accordance with the Loan Agreement. The Borrower and all guarantors and endorsers, for themselves, their legal representatives, successors and assigns, hereby severally waive presentment for payment, protest and demand, notice of protest, demand and dishonor and nonpayment of this note, and consent that the holder may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the indebtedness evidenced by this note, and such consent shall not alter or diminish the liability of the Borrower or said guarantors or endorsers. The undersigned agrees to pay all costs and expenses of collection, including reasonable attorney’s fees.

The interest rate shall at no time exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved in accordance with applicable law, and the rate of interest payable hereunder shall be limited to the Maximum Rate.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

THE UNDERSIGNED AND THE HOLDER (BY ITS ACCEPTANCE HEREOF) IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation

By

Its

2

Exhibit A-4

Form of Term Note T06

Attached

TERM NOTE T06

$85,000,000.00	July 31, 2006
Denver, Colorado

FOR VALUE RECEIVED, AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation (the “Borrower”‘), hereby promises to pay to the order of Co BANK, ACB (the “Lender”) in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Loan Agreement hereinafter referred to), the principal amount of Eighty-Five Million and 00/100 Dollars ($85,000,000.00), or such lesser amount as has actually been advanced under the Term Loan T06, and interest in like funds on the unpaid principal amount hereof from time to time outstanding, at the rates and time set forth in that certain Amended and Restated Loan Agreement dated July 31, 2006, by and between the Borrower and the Lender, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time (the “Loan Agreement”).

Principal and interest shall be payable as set forth in the Loan Agreement, and all principal and interest remaining unpaid on the Term Loan Maturity Date shall be immediately due and payable.

This note is one of the Notes referred to in the Loan Agreement and is subject to and governed by the Loan Agreement. This note is secured, and its maturity is subject to acceleration, in each case upon the terms provided in the Loan Agreement.

Should any Event of Default occur as provided for in the Loan Agreement, all principal and interest outstanding hereunder may be declared immediately due and payable in accordance with the Loan Agreement The Borrower and all guarantors and endorsers, for themselves, their legal representatives, successors and assigns, hereby severally waive presentment for payment, protest and demand, notice of protest, demand and dishonor and nonpayment of this note, and consent that the holder may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the indebtedness evidenced by this note, and such consent shall not alter or diminish the liability of the Borrower or said guarantors or endorsers. The undersigned agrees to pay all costs and expenses of collection, including reasonable attorney’s fees.

The interest rate shall at no time exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved in accordance with applicable law, and the rate of interest payable hereunder shall be limited to the Maximum Rate.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

THE UNDERSIGNED AND THE HOLDER (BY ITS ACCEPTANCE HEREOF) IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation

By

Its

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Exhibit B

Borrowing Base Formula

The Borrowing Base shall be determined and computed by calculating the sum of:

80% of Eligible Accounts Receivable; plus

75% of Eligible Net Inventory.

The Borrowing Base shall at no time exceed all “Short-Term Loans” owing by Borrower, “Short-Term Loans” is defined as the sum of the Revolving Loan, outstanding Commodity Credit Corporation loans, and all outstanding commercial paper.

Exhibit C

Form of Borrowing Base Certificate

Attached

Monthly Borrowing Base

For the month ended

Eligible Accounts Receivables	$	@ 80%
	$	(a)

Eligible Accounts Receivables are defined as those of the Company and all Subsidiaries which: (1) arise from the sale and delivery of inventory on ordinary trade terms; (2) are evidenced by an invoice; (3) are net of any credit, trade or other allowance given to the account debtor; (4) are not owing by an account debtor who has become insolvent or is the subject of any bankruptcy, reorganization, liquidation or like proceeding; (5) are not subject to any offset or deduction; (6) are not owing by an affiliate of Company; (7) are not owing by an obligor located outside of the U.S. unless the receivable is supported by a letter of credit issued by a bank acceptable to the CoBank; and (8) are not government receivables. The above provisions notwithstanding, Trade Receivables shall also exclude (i) any accounts that are past due more than 90 days, and (ii) any contra account regardless of the date;

Inventory	$	(b)

Inventory as determined on the basis of Net Realizable Value, defined as the expected selling price of an inventory item less expected costs to complete and dispose, as determined in accordance with GAAP.

Crop Payments due Non-members and members	$	(c)

Net Inventory Value (b-c)	$	@ 75%
$ (d)

Borrowing Base (a+d) $

Commercial Paper $ (e)

Statused Revolving Term – RJ0013T07 $ (f)

Commodity Credit Corp. loans (g)

Total Short-term Loans (e+f+g)	$

Exhibit D

Form of Compliance Certificate

Attached

CoBANK, ACB

COMPLIANCE CERTIFICATE – CERTIFIED INTERIM FINANCIALS

This certificate is being furnished to CoBANK, ACB (“CoBank”) to induce CoBank to make and/or continue to make advances to the Company and to comply with and demonstrate compliance with the terms, covenants, and conditions of the Company’s Amended and Restated Loan Agreement (“Loan Agreement”) and all Promissory Note thereto. The undersigned hereby certifies that: (i) this certificate was prepared from the books and records of the Company, is in agreement with them, and is correct to the best of the undersigned’s knowledge and belief; (ii) no “Event of Default” (as defined in the Loan Agreement) or event which, with the giving of notice and/or the passage of time and/or the occurrence of any other condition, would ripen into an Event of Default (a “Potential Default”) shall have occurred and be continuing, except as disclosed below; and (iii) based upon the undersigned’s review of the attached interim financial statement(s) dated as of                                     , to the best of the undersigned’s knowledge, the attached financial statement(s) are accurate and complete for the period reflected.

This certificate is attached to and made a part of the Company’s interim financial statements for the reporting period ending                                                         .

	Required	Actual
Net Working Capital 1. Current Assets as measured in accordance with GAAP 2. Current Liabilities asmeasured in accordance with GAAP 3. Net Working Capital (1. minus 2.)	Minimum Net Working Capital required for fiscal quarters other than fiscal year end-$l5,000,000 Minimum Net Working Capital required for fiscal year end-$35,000,000	l. 2. 3.

Interest Coverage Ratio

1.   Average Net Funds Generated which is the sum of the following for the most recent 12 Fiscal Quarters divided by 4.

•    Add; Unit Retains; Depreciation and amortization; Net income from non-member business and Member business tax timing differences; Decrease in Investments in other cooperative (excluding subsidiaries); and Net revenue from sale of stock,

•    Minus: Increase in investments in other cooperatives (excluding subsidiaries); Net loss from non-member business and member business tax timing difference; Provision for income tax; and Members’ investment retirements.

2.   Average Interest Expense defined as the total interest expense of the Company and its Subsidiaries (Including, without limitation, interest expense on capital leases) and fees and other charges payable with respect to all Debt, alldetermined on a consolidated basis in accordance with GAAP for the most recent 12-Fiscal Quarters divided by 4.

3.   Interest Coverage Ratio (Sum of 1. and 2., divided by 2.)

	Maintain at all times, and measured as of the end of each Fiscal Quarter, a minimum ratio of Average Net Funds Generated plus Average Interest Expense to Average Interest Expense of at least 2.5; 1.0.	l. 2. 3.

Required	Actual

4.   Long Term Debt to Capitalization

1.   Long Term Debt (excluding current maturities) calculated in accordance with GAAP

2.   The sum of Long Term Debt plus Equity as determined in accordance with GAAP

3.   Long Term Debt to Capitalization

(1.divided by 2.)

Note: For purposes of this calculation the long term debt and equity associated with the consolidation of Pro Gold LLC are to  be excluded.

Maintain at all times and measured as of the end of each Fiscal Quarter the ratio of Long Term Debt divided by the sum of Long Term Debt plus Equity of no greater than fifty-five percent (55%).	1. 2. 3.

Leverage Ratio (and Term Performance Pricing)

1.   Long Term Debt (excluding current maturities) calculated in accordance with GAAP

2.   Plus or minus the difference between actual working capital and $35,000,000

3.   Total members Investments

4.   Estimated unit retains

5.   Leverage Ratio (The sum of 1. plus or minus 2. divided by the sum of 3. plus 4.)

Maintain a leverage ratio of not more than 1.50:1.0.	l. 2. 3. 4. 5. Based upon the previous fiscal quarter’s Leverage Ratio, the Company is entitled to the following change in the LIBOR and TREASURY Margins:

The above calculations and ratios are to be determined on a consolidated basis in accordance with the Loan Agreement (which excludes the financial results of ProGold and Crystech from such calculations and ratios).

AMERICAN CRYSTAL SUGAR COMPANY (“Company”)

Authorized Signature

Titles

Date

Exhibit E

Form of Bid Request

Attached

AMERICAN CRYSTAL SUGAR COMPANY

REQUEST for BID LOAN

Date

To:                              CoBank, ACB
Attention: Syndications (Marshall Allen)
Fax: 303-740-4021

From:                American Crystal Sugar Company (“Borrower”)

Re:                               Bid request for Revolving Loan Advance

Date of Borrowing
Aggregate Principal Amount of Borrowing

Principal Amount*	Maturity Date*

* Borrower reserves the right to reduce or apportion this amount during the Bid selection process.

* May not extend beyond 8/1/2008 maturity date

AMERICAN CRYSTAL SUGAR COMPANY

By:

Name:

Title:

Acknowledgement:

BID RATE CONFIRMATION

Borrower accepts offer of bid rate loan under the following terms:

Interest Period
Amount
Interest Rate

By:

FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

between

AMERICAN CRYSTAL SUGAR COMPANY,

as Borrower,

and

CoBANK, ACB,

as Lender,

dated July 31, 2006

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this “First Amendment”) is dated to be effective as of August 31, 2006, and is by and between AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation (“Borrower”), and CoBANK, ACB (“Lender”), and amends that certain Amended and Restated Loan Agreement dated July 31, 2006, as amended from time to time (the “Loan Agreement”). All capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

RECITALS

The parties have agreed to modify certain terms and provisions of the Loan Agreement as more fully set forth in this First Amendment.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree to amend the Loan Agreement in the following respects:

1.             Defined Terms. The following terms set forth in Section 1.1 of the Loan Agreement shall be amended and restated in their entirety as follows:

“Quoted Rate Offer”: A quote of a fixed interest rate per annum for minimum periods of one (1) day provided to Borrower by the Lender in its sole discretion following the receipt by the Lender of a Quoted Rate Request from Borrower.

“Term Letter of Credit Commitment Amount”: Thirty-Five Million Dollars ($35,000,000).

2.             Section 2.7(b) of the Loan Agreement (Repayment; Term Loan T01), shall be amended and restated to read in full as follows:

(b) Term Loan T01. The principal of Term Loan T01 shall be payable in one annual installment in the amount of $9,569,300 on December 31, 2006, and in three annual installments in the amount of $9,400,000 due on December 31 of each year beginning December 31, 2008, and any amount of principal or interest remaining unpaid with respect to Term Loan T01 on the Term Loan Maturity Date shall be immediately due and payable on such date.

3.             Section 2.7(c) of the Loan Agreement (Repayment; Term Loan T01NP), shall be amended and restated to read in full as follows:

(c) Term Loan T01NP. The principal of Term Loan T01NP shall be payable in one annual installment in the amount of $7,430,700 on December 31, 2006, and in three annual installments in the amount of $7,600,000 due on December 31 of each year beginning December 31, 2008, and any amount of principal or interest remaining unpaid with respect to Term Loan T01NP on the Term Loan Maturity Date shall be immediately due and payable on such date.

4. Representations and Warranties. Borrower restates, represents and warrants the representations and warranties set forth in Article IV of the Loan Agreement as of the date of this First Amendment.

5. Incorporation of Loan Agreement. This First Amendment shall be an integral part of the Loan Agreement, and all terms of the Loan Agreement are hereby incorporated in this First Amendment by reference, and all terms of this First Amendment are hereby incorporated into the Loan Agreement as if made an original part thereof.  Except as modified herein, all terms and provisions of the Loan Agreement shall continue in full force and effect, but to the extent the terms of this First Amendment conflict with the Loan Agreement, the terms of this First Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the day and year first above written.

AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation

By	/s/ Samuel S. M. Wai
Name	Samuel S. M. Wai
Title	Treasurer

CoBANK, ACB

By	/s/ Teresa C. Fountain
Name	Teresa C. Fountain
Title	Assistant Corporate Secretary

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